EXHIBIT 99.1
GRANT PARK WEEKLY PERFORMANCE STATISTICS * 09/15/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.12%	-2.50%	5.47%
Class B Units	-0.14%	-2.54%	4.83%
* Subject to independent verification

WEEKLY COMMENTARY FOR THE WEEK ENDED SEPTEMBER 15, 2006

The Grant Park Futures Fund sustained trading losses over the past week. Significant profit taking in the metals markets coupled with nervousness over further Federal Reserve tightening lead to the bulk of the losses. Lower energy prices across the board and higher interest rates abroad provided gains for Grant Park.

Long positions in the metals were hit hard last week as the commodity sector in general gave back a large portion of its gains on the year. December copper at the Comex fell 7.2% on the week to its lowest level in a month. Factors contributing to the decline include lower than forecast U.S. industrial production and an earlier- than-expected return to full production of a large Chilean copper mine.

Long positions in the U.S. fixed income sector were also hit hard on comments by Federal Reserve Bank of San Francisco President Janet Yellen. Ms. Yellen, a voting member of the FOMC, reiterated her position, stating that “with inflation too high, policy must have a bias toward further firming.” These comments weighed heavily on the shorter end of the yield curve.

Short positions in the energy sector recorded gains as prices fell on the week. U.S. natural gas inventories increased substantially more than analysts estimated. Also, the International Energy Agency reported that it sees U.S. oil demand weakening as the U.S. economy cools. Additionally, the “Iran premium” that helped send crude oil much higher seems to be leaving the market as talks between the U.N. and Iran continue on in polite, conciliatory tones. These factors, coupled with long liquidations, sent the energy sector lower on the week.

Finally, long positions in the Japanese government bond market proved profitable as the Bank of Japan left interest rates on hold. An article in the Tokyo Shimbun suggested that given the softness of statistics released over the past few weeks the government will not declare the end of deflation in its September report.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

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